Exhibit 10.1

SYNCHRONY FINANCIAL

ANNUAL INCENTIVE PLAN

1. Purpose. The purpose of the Synchrony Financial Annual Incentive Plan is to retain and motivate the officers and other employees of Synchrony Financial and its subsidiaries who have been designated by the Committee to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the Performance Period. It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any Awards hereunder shall be so interpreted and construed to the maximum extent possible.

2. Definitions.

(a) “Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (i) the 90th day after the commencement of the Performance Period and (ii) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or U.S. Treasury regulations promulgated thereunder.

(b) “Award” shall mean an award to which a Participant may be entitled under the Plan if the performance goals for a Performance Period are satisfied. An Award may be expressed as a fixed cash amount or pursuant to a formula that is consistent with the provisions of the Plan.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean the Management Development and Compensation Committee of the Board, or, if such committee includes members of the Board that are not “outside directors” within the meaning of Section 162(m) of the Code, a subcommittee thereof that is comprised exclusively of members of the Board that are “outside directors” within the meaning of Section 162(m) of the Code, or such other committee or subcommittee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of the Company is then traded to constitute a compensation committee, and which consists of two or more members of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

(f) “Company” shall mean Synchrony Financial, a Delaware corporation, and any successor thereto.

(g) “Covered Employee” shall mean any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period or during any period in which an Award may be paid following a Performance Period.

(h) “EBITDA” shall mean earnings before interest, taxes, depreciation and amortization.

(i) “Participant” shall mean an officer or other employee of the Company or any of its subsidiaries who is designated by the Committee or its delegate to participate in the Plan for a Performance Period, in accordance with Section 3.

(j) “Performance Period” shall mean any period for which performance goals are established pursuant to Section 4. A Performance Period may be coincident with a fiscal year of the Company or a portion of any fiscal year of the Company.

(k) “Plan” shall mean the Synchrony Financial Annual Incentive Plan as set forth herein, as it may be amended from time to time.

3. Administration.

(a) General. The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and Awards granted hereunder (including in each case reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

(b) Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3(a):

(i) to designate within the Applicable Period the Participants for a Performance Period;

(ii) to establish within the Applicable Period the performance goals and targets and other terms and conditions that are to apply to each Participant’s Award;

(iii) to certify in writing prior to the payment with respect to any Award that the performance goals for a Performance Period and other material terms applicable to the Award have been satisfied;

(iv) subject to Section 409A of the Code, to determine whether, and under what circumstances and subject to what terms, an Award is to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and

(v) to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

(c) Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any Covered Employee, the Committee may not delegate any power and authority inconsistent with the provisions of Treasury regulation Section 1.162-27(e) or any successor regulation describing “qualified performance-based compensation,” including power and authority to (i) designate such person to participate in the Plan for such Performance Period, (ii) establish performance goals and Awards for such person, and (iii) certify the achievement of such performance goals.

4. Performance Goals. The Committee shall establish within the Applicable Period of each Performance Period one or more objective performance goals (the outcome of which, when established, shall be substantially uncertain) for each Participant or for any group of Participants (or both). To the extent necessary for an Award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, the performance goals shall be based on one or more of the following objective performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or related company, and measured on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group: purchase volume; loan receivables; Tier 1 common ratio; bank efficiency ratio; liquidity as a percentage of total assets; liquidity coverage ratio; tangible common equity to tangible assets ratio; platform revenue; net earnings; earnings per share; diluted earnings per share; return on average assets; return on capital or invested capital; return on equity; cash flow; gross or operating profit and margin rate; net interest margin; other expense efficiency; active accounts; new accounts; the attainment by a share of common stock of the Company of a specified fair market value for a specified period of time; increase in stockholder value; return on investments; total stockholder return; earnings or income of the Company before or after taxes and/or interest; EBITDA; EBITDA margin; operating income; operating expenses, attainment of expense levels or cost reduction goals; net charge-offs and net charge-off percent; delinquency rates; won, lost and extended deals; market share; interest expense; economic value created; net cash provided by operations; price-to-earnings growth; and strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to compliance, market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, and acquisitions or divestitures, or any combination of the foregoing. The applicable performance measures may be applied on a pre- or post-tax basis and may be adjusted in accordance with Section 162(m) of the Code to include or exclude objectively determinable components of any performance measure, including, without limitation, charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, related to the disposal of a segment or a business, or related to a change in accounting principle or otherwise (“Adjustment Events”). In the sole discretion of the Committee, unless such action would cause a grant to a Covered Employee to fail to qualify as qualified performance-based compensation under Section 162(m) of the Code, the Committee may amend or adjust the performance measures or other terms and conditions of an outstanding Award in recognition of any Adjustment Event. With respect to Participants who are not Covered Employees, the performance goals established for the Performance Period may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Applicable Period; provided, however, that to the extent such goals relate to Awards to Covered Employees, such special rules and conditions shall not be inconsistent with the provisions of Treasury regulation Section 1.162-27(e) or any successor regulation describing “qualified performance-based compensation.”

5. Terms of Awards.

(a) Performance Goals and Targets. At the time one or more performance goals are established for a Performance Period, the Committee also shall establish an Award opportunity for each Participant or group of Participants, which shall be based on the achievement of such specified performance goals. The amount payable to a Participant upon achievement of the applicable performance goals shall be expressed in terms of an objective formula or standard, including a fixed cash amount, the allocation of a bonus pool or a percentage of Participant’s annual base salary. The Committee reserves the discretion to reduce the amount of any payment with respect to any Award that would otherwise be made to any Participant pursuant to the performance goals established in accordance with Section 4, and may exercise such discretion based on the extent to which any other performance goals are achieved, regardless of whether such performance goals are set forth in this Plan or are assessed on an objective or subjective basis. Except as permitted under Section 162(m) of the Code, the Committee shall not increase the amount of any payment with respect to any Award that would otherwise be made to any Covered Employee pursuant to the performance goals established in accordance with Section 4. With respect to each Award, the Committee may establish terms regarding the circumstances in which a Participant will be entitled to payment notwithstanding the failure to achieve the applicable performance goals or targets (e.g., where the Participant’s employment terminates due to death or disability or where a change in control of the Company occurs); provided, however, that with respect to any Covered Employee, the Committee shall not establish any such terms that would cause an Award payable upon the achievement of the performance goals not to satisfy the conditions of Treasury regulation Section 1.162-27(e) or any successor regulation describing the “qualified performance-based compensation.”

(b) Payments. At the time the Committee determines an Award opportunity for a Participant, the Committee shall also establish the payment terms applicable to such Award. Such terms shall include when such payments will be made; provided, however, that the timing of such payments shall in all instances either (i) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (ii) comply with Section 409A of the Code; and provided, further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture. The Committee shall determine whether an Award will be paid in cash or in shares of common stock of the Company issued under the terms of the Company’s 2014 Long-Term Incentive Plan, or any successor thereto.

(c) Maximum Awards. No Participant shall receive a payment under the Plan with respect to any one year Performance Period having a value in excess of $20,000,000, which maximum amount shall be proportionately adjusted with respect to Performance Periods that are less than or greater than one year in duration.

6. General.

(a) Effective Date. The Plan shall become effective January 1, 2015. The Plan shall be submitted to the Company’s shareholders at the 2015 annual meeting of shareholders. If the Plan is not so approved, all Awards granted to Covered Employees shall be void.

(b) Amendments and Termination. The Board may amend, suspend or terminate the Plan at any time (including but not limited to any time following the close of the Performance Period and prior to the date payment is made) in its sole and absolute discretion. The Board may amend the Plan without shareholder approval, unless such approval is necessary to comply with applicable law, rule or regulation, including Section 162(m) of the Code. Termination of the Plan shall not affect any Awards previously paid under the Plan. The Board may delegate some or all of its power and authority under this Section to the Committee.

(c) Non-Transferability of Awards. No Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Award, such Award and all rights thereunder shall immediately become null and void.

(d) Tax Withholding. The Company shall have the right to withhold from the payment of any Award or require, prior to the payment of any Award, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award.

(e) No Right of Participation or Employment. No person shall have any right to participate in the Plan. Neither the Plan nor any Award shall confer upon any person any right to continued employment by the Company or any subsidiary or affiliate of the Company or affect in any manner the right of the Company or any subsidiary or affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

(f) Dispute Resolution. Participants have 30 days from the date of payment, or, if there was no payment, the date a payment would have been made, to raise any disputes with respect to Awards. Disputes should be submitted in writing to the attention of the most senior employee of the Company and its affiliates whose responsibilities and duties are primarily related to compensation matters (the “Claims Administrator”) or such other employee of the Company which from time to time assumes the responsibilities with respect to the Plan which are allocated to the Claims Administrator. The Claims Administrator (or his or her designee)

will research the dispute and report back to the Participant within 30 days of receiving all relevant documentation, or longer if the Claims Administrator reasonably determines that more time is necessary to adequately address such dispute. The parties will settle any dispute, controversy or claim arising out of or related to the Plan or any Award in accordance with the terms of any then effective Company alternative dispute resolution procedure (which may, from time to time, be referred to as “Solutions”).

(g) Governing Law. The Plan and each Award, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

(h) Other Plans. Payments pursuant to the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (i) such other plan provides that compensation such as payments made pursuant to the Plan are to be considered as compensation thereunder or (ii) the Board or the Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company’s shareholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

(i) Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6(b).

(j) Unfunded Arrangement. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No Participant shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under the Plan and any such Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

(k) Awards Subject to Clawback. The Awards and any cash payment delivered pursuant to an Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

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